Exhibit 99.1

Zoom Telephonics Reports Results for the First Quarter of 2011

Boston, MA, May 4, 2011 –Zoom Telephonics, Inc. (OTCBB: ZMTP), a leading manufacturer of modems and other communication products, today reported net sales of $2.8 million for the first quarter ended March 31, 2011, up 12.6% from $2.5 million for the first quarter of 2010.  Zoom reported a net loss of $285 thousand or $0.05 per share for Q1 2011, a slight improvement over Zoom’s net loss of $298 thousand or $0.15 per share for Q1 2010.

Gross profit was $808 thousand or 28.8% of net sales in Q1 2011, up from $763 thousand or 30.6% of net sales in Q1 2010.  The increase in gross profit was primarily due to higher sales, and the decrease in gross margin was primarily due to a shift in sales mix toward lower-margin products.

Operating expenses were $1.091 million or 38.9% of net sales in Q1 2011 versus $1.126 million or 45.1% of net sales in Q1 2010.  Operating expenses in Q1 2011 were lower than those in Q1 2010 primarily due to lower personnel costs.  Selling expenses rose from Q1 2010 to Q1 2011 due primarily to higher sales-related variable expenses and higher search-related advertising in Q1 2011.

Zoom’s cash balance on March 31, 2011 was $0.9 million, down $153 thousand from December 31, 2010. Zoom’s $0.3 million loss and $0.2 million increase in accounts receivable decreased cash, and Zoom’s $0.4 million decrease in inventory increased cash.  Zoom’s current ratio was 4.2 on March 31, 2011.  Zoom has no long-term debt.

“The loss in Q1 2011 was disappointing, but we are encouraged by the coming expansion of our retailer shelf space and our planned new product introductions,” said Frank Manning, Zoom’s President and CEO.  “In Q2 2011 we plan to increase the number of Zoom products sold at two of Zoom’s three largest retailers.  As previously announced, during Q1 2011 we entered into an agreement with Comcast that paves the way to some exciting new cable modem introductions planned by Zoom at major retailers later this year.  We are also working on some new mobile broadband and DSL products that have a lot of promise.”

Zoom has scheduled a conference call for Thursday, May 5 at 10:00 a.m. Eastern Time. You may access the conference call by dialing (866) 393-7958.  The conference ID is 65229734.  The call will also be simulcast to stock analysts and other interested parties on Zoom’s website, www.zoomtel.com/Q1, and to other financial and investor-oriented websites.  Shortly after the conference call, a recording of the call will be available on Zoom’s website.  For additional information, please contact Investor Relations, Zoom Telephonics, 207 South Street, Boston, MA 02111, telephone (617) 753-0897, email investor@zoomtel.com, or visit Zoom’s website at www.zoomtel.com

About Zoom Telephonics

Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports modems and other communication products under the Zoom, Hayes®, and Global Village® brands. For more information about Zoom and its products, please see www.zoomtel.com.

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Exhibit 99.1

Forward Looking Statements

This release contains forward-looking information relating to Zoom Telephonics’ plans, expectations, and intentions.  Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; Zoom’s dependence on key employees; uncertainty of new product development and introduction, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

Exhibit 99.1

ZOOM TELEPHONICS, INC.
Condensed Balance Sheets
In thousands
(Unaudited)

	3/31/11	12/31/10

ASSETS

Current assets:

Cash	$857	$1,010
Marketable securities	251	329
Accounts receivable, net	1,271	1,079
Receivables, other	161	166
Inventories	2,320	2,714
Prepaid expenses and other	247	173

Total current assets	5,107	5,471

Property and equipment, net	37	43
Total assets	$5,144	$5,514

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$884	$911
Accrued expenses	335	346

Total current liabilities	1,219	1,257

Total liabilities	1,219	1,257

Stockholders’ equity:

Common stock and additional paid-in capital	33,465	33,443
Accumulated other comprehensive income (loss)	313	382
Retained earnings (accumulated deficit)	(29,853)	(29,568)

Total stockholders’ equity	3,925	4,257

Total liabilities & stockholders’ equity	$5,144	$5,514

Exhibit 99.1

ZOOM TELEPHONICS, INC.
Condensed Statements of Operations
In thousands, except for per share data
(Unaudited)

	Three Months Ended
	3/31/11	3/31/10

Net sales	$2,808	$2,494
Cost of goods sold	2,000	1,731

Gross profit	808	763

Operating expenses:
Selling	537	448
General and administrative	317	373
Research and development	237	305
Total operating expenses	1,091	1,126

Operating profit (loss)	(283)	(363)

Total other income (expense), net	(2)	65

Income (loss) before income taxes	(285)	(298)

Income tax expense (benefit)	-	-

Net income (loss)	$(285)	$(298)

Earnings (loss) per share:
Basic Earnings (loss) per share	$(0.05)	$(0.15)
Diluted Earnings (loss) per share	$(0.05)	$(0.15)

Weighted average number of shares outstanding:
Basic	5,451	1,981
Diluted	5,451	1,981

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